UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

PARAGON TECHNOLOGIES, INC.

HESHAM M. GAD

SHAWN M. HARPEN

JACK H. JACOBS

SAMUEL S. WEISER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On February 8, 2024, Paragon Technologies, Inc. issued a press release relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

Ocean Power Technologies Board Postpones Annual Meeting for a Second Time After Failing Yet Again to Obtain Enough Shareholder Votes - Paragon Asks Shareholders to Make Your Voice Heard by Disregarding OPT’s White Proxy Card

EASTON, PA / ACCESSWIRE / February 8, 2024 / Paragon Technologies, Inc. (“Paragon”), a diversified holding company, owning approximately 4.8% of the outstanding shares of Ocean Power Technologies, Inc. (NYSE American:OPTT), (“Company”) (“OPT”), today issues the following statement to OPT shareholders:

Yesterday, OPT again postponed its annual meeting due to OPT’s inability to obtain a quorum. Embarrassed and desperate, the Board now has delayed the annual meeting for three weeks until February 28, 2024. Paragon is investigating whether OPT’s adjournment is in violation of SEC rules.

Paragon Chairman and CEO Sham Gad states, “OPT’s continued failure to obtain a quorum for its “2023” annual meeting confirms the glaring disapproval from shareholders related to OPT’s atrocious financial results and self-serving board actions and reflects how out of touch OPT’s Board is from its shareholders - the rightful owners of the business.”

Mr. Gad continues “OPT shareholders are simply sick and tired of seeing shareholder value decline every single day, nearly 90% since the appointment of Philip Stratmann as CEO and a newly ‘refreshed’ Board was assembled.”

“For years, individual shareholders have been ignored by this Board as they continued to reward themselves with bonuses, free shares of stock, and salary increases while shareholders watched the value of their investment in OPT evaporate,” states Gad.

To demonstrate the arrogance of this Board and their disregard for their shareholders, OPT tells shareholders “as time is short, shareholders are urged to protect their investment…by voting for all of OPT’s directors.”

So far, OPT’s directors have protected your investment by allowing it to decline by nearly 90%.

Paragon urges OPT shareholders to continue showing the OPT directors and executives that you are sick and tired of their self-serving ways and ignore any and all messages from OPT asking you to vote the white proxy card. Do not let this Board get away with another year of destroying shareholder value.

We believe that the OPT Board has expended millions of dollars of the Company’s resources entrenching themselves and making misleading statements about Paragon to desperately achieve a quorum.

And over the next three weeks, we believe OPT will continue to expend a significant amount of the Company’s resources in a desperate attempt to further entrench themselves by telling shareholders misleading statements about the validity of Paragon’s campaign.

We urge shareholders to DISREGARD THE WHITE PROXY from OPT and send a strong message that OPT’s disastrous financial and share price performance under this current board and CEO can no longer be accepted.

The definition of insanity is doing the same thing over and over and expecting a different result.

Any vote for this current Board, given their track record of destroying shareholder value, is the classic definition of insanity.

If you have voted in ANY WAY on the white proxy, you should revote the BLUE proxy to save your investment from a likely complete total loss.

If you have NOT YET VOTED, we urge to ignore any and all calls or emails from OPT and completely disregard the white proxy.

Please email us at ir@pgntgroup.com with any questions about how to vote your BLUE proxy card.

We appreciate the support from shareholders thus far. If shareholders have any questions, please contact our Proxy Solicitor, Alliance Advisors at:

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Toll-Free Phone: 855-200-8651
Email: OPTT@allianceadvisors.com

No matter how many shares you hold, we would like to hear from you. Please email us at ir@pgntgroup.com if you need any help in voting your BLUE proxy.

By voting on Paragon’s BLUE universal proxy card, you can send a message to OPT that you do not support their actions in relation to the Annual Meeting and attempting to block the recognition of Paragon’s nominees.

OPT has said that it will disregard proxy votes in favor of Paragon’s director nominees. Whether OPT may lawfully disregard Paragon’s director nominees is an issue that Paragon expects will be resolved by the Delaware courts.

Stockholders should review the section of Paragon’s proxy statement titled “Questions And Answers Relating To This Proxy Solicitation--Why is OPT saying it will disregard Paragon’s director nominations, and how does that impact proxies that stockholders provide to Paragon?”

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Paragon Technologies, Inc., together with the other participants named herein, has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and an accompanying proxy card soliciting votes for the election of director nominees at the 2023 annual meeting of shareholders of Ocean Power Technologies, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 2,639,853 shares of common stock of the company, par value $0.001 per share (“common stock”).

Paragon Technologies, Inc., and Paragon’s director nominees Hesham M. Gad, Shawn M. Harpen, Jack H. Jacobs, and Samuel S. Weiser, are the participants in the proxy solicitation. Mr. Gad, Executive Chairman of Paragon’s Board of Directors and Chief Executive Officer of Paragon, and Messrs. Jacobs and Weiser, directors of Paragon, may be deemed to beneficially own the shares of the company’s common stock held by Paragon. Ms. Harpen does not own beneficially or of record any securities of the company. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, has been and will be included in Paragon’s proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC. REQUESTS FOR COPIES SHOULD BE DIRECTED TO PARAGON’S PROXY SOLICITOR.